Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 26, 2018 (except for the paragraph entitled Changes in Accounting Principle in Note 2, Basis of Presentation and Summary of Significant Accounting Policies and Note 20, Operations by Reporting Segment, as to which the date is June 25, 2018) with respect to the consolidated financial statements of Federal-Mogul LLC for the year ended December 31, 2017, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Southfield, Michigan

October 1, 2018